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Exhibit 99.1

Investor Contacts: Lippert/Heilshorn & Associates Bruce Voss (Bvoss@lhai.com) Martin Halsall (Mhalsall@lhai.com) (310) 691-7100	Company Contacts: Entropin, Inc. (Entropin@aol.com) Dr. Thomas G. Tachovsky, President and CEO Patricia G. Kriss, CFO and VP—Finance & Administration (760) 775-8333

ENTROPIN REPORTS CLINICAL PROGRESS UPDATE
AND FIRST QUARTER 2002 FINANCIAL RESULTS

INDIO, Calif. (May 9, 2002)—Entropin, Inc. (Nasdaq: ETOP, ETOPW), a specialty pharmaceutical company developing new topical therapeutics for painful soft tissue injuries and diseases, today reported financial results for the period ended March 31, 2002, and provided a clinical progress update.

Clinical Progress Update

Entropin's President and Chief Executive Officer, Thomas G. Tachovsky, Ph.D., commented, "Our Phase II/III study with Esterom® in treating impaired range of motion associated with acute painful shoulder is making solid progress. A total of 98 patients are currently enrolled in our 150 patient Phase II/III study. Additional patients are being screened and we continue to receive inquiries daily from individuals interested in participating."

"We are pleased with the current pace of patient enrollment and continue to be enthusiastic about the potential positive outcome of this study. We expect to complete patient enrollment and report the results of this study in the third quarter of 2002. While we continue to anticipate the need for at least one additional clinical study, we remain on track to file a New Drug Application (NDA) for Esterom® in 2004," added Dr. Tachovsky.

The current Phase II/III study is examining patients between the ages of 18 and 65 years who have a soft tissue affliction resulting in impaired function of the shoulder. The prior Phase II study, demonstrated that Esterom® provided statistically significant improvement for soft tissue afflictions for both the shoulders and the lower back.

It is management's opinion that Esterom® has the potential to replace other current therapeutics for treating impaired physical function resulting from soft tissue injuries and diseases—such as tendonitis, impingement syndrome, bursitis and lower back sprain, and possibly, forms of arthritis. Esterom® is Entropin's investigational drug for patients suffering from these painful and limiting range of motion medical conditions.

Current Research

Dr. Tachovsky reported, "During the first quarter we continued our research efforts to further define Esterom's® mechanism of action. Our scientific consultants at Brigham and Women's Hospital at Harvard Medical School have demonstrated that Esterom® possesses analgesic properties. They are now investigating the possibility that Esterom® has hyperalgesic or anti-inflammatory properties.

We have also engaged the services of Dr. Frank Porreca at the University of Arizona's College of Medicine to evaluate the effects of Esterom® and its compounds in acute and chronic pain models. Dr. Porreca is a professor of pharmacology and anesthesiology at the College of Medicine at the

University of Arizona whose research interests include neurobiology of pain, sensory neural systems and neural plasticity. Dr. Porreca's work in the areas of acute and chronic pain is well known and respected within the scientific community."

Dr. Tachovsky further commented, "In addition to providing us with valuable research, Dr. Frank Porreca has agreed to join our Scientific and Medical Advisory Board (SMAB). We are exceptionally pleased that a scientist of Dr. Porreca's caliber has agreed to join our advisory team."

March 31, 2002 Financial Results

The Company's net cash used in operating activities was approximately $1.1 million during the first quarter of 2002, compared with approximately $600,000 during the first quarter of 2001. The cash used was primarily related to funding clinical trials, expanding research and development activities and maintaining the administrative infrastructure. As of March 31, 2002, the Company had approximately $7.6 million in cash, cash equivalents and short-term investments.

Entropin's Chief Financial Officer, Patricia G. Kriss, commented, "Our average burn rate during the first quarter of 2002 was approximately $370,000 per month. We expect our monthly burn rate to average between $300,000 and $500,000 as we move forward with our Phase II/III trial and continue to expand our research program."

The net loss for the quarter ended March 31, 2002 was approximately $1.4 million, or $0.14 per basic and diluted share on approximately 9.8 million weighted average common shares outstanding. In comparison, the net loss for the first quarter of 2001 was approximately $500,000 or $0.06 per share on approximately 9.7 million weighted average common shares outstanding. The increased expenditures resulting in the higher net loss during the first quarter of 2002 primarily reflect the additional costs associated with the Company's Phase II/III clinical trial and various research projects.

Research and development expenses for the first quarter of 2002 were approximately $840,000, compared with approximately $309,000 for the same period in 2001. This increase reflects the fact that the Company was actively engaged in its Phase II/III clinical trial and various research activities during the first quarter of 2002. General and administrative, or G&A, expenses were approximately $581,000 during the first quarter of 2002, compared with approximately $390,000 for the same period in 2001. The increase in G&A expenses resulted primarily from the increased cost of professional services.

Interest income was approximately $61,000 during the first quarter of 2002, compared with approximately $180,000 for the same period in 2001. This decrease results from a combination of lower interest rates and declining cash, cash equivalent and short-term investment balances.

About Entropin

Entropin, Inc. is a pharmaceutical research and development company, initially focused on the development of Esterom®, a novel topical therapeutic for the treatment of painful soft tissue injuries, such as tendonitis or back sprain, that result in impaired function.

Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. In addition, results for interim periods are not necessarily indicative of results to be expected for the full year. No assurances can be given, for example, that the Company will successfully obtain regulatory approvals, implement its business strategy, develop its current products, or any new products it may pursue, complete clinical trials, or be able to manufacture or successfully commercialize such products. Actual results may differ materially from those described in this press release due to risks and uncertainties that exist in the Company's operations, including, without limitation, the ability to successfully complete development and commercialization of products, including the cost, scope and results of pre-clinical and clinical testing, the ability to successfully complete product research and further development, including pre-clinical and clinical studies, the time, cost and uncertainty of obtaining regulatory approvals, the ability to obtain substantial additional funding, the ability to develop and commercialize products before competitors and other factors detailed from time to time in filings with the

Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Company's most recent Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.

—Financial Tables Follow—

ENTROPIN, INC.
(A Development Stage Company)
CONDENSED BALANCE SHEETS

	March 31, 2002	December 31, 2001
ASSETS
Current Assets:
Cash and Cash Equivalents	$4,314,576	$4,609,562
Short-term Investments	3,276,693	4,098,692
Other Current Assets	229,789	33,327

Total Current Assets	7,821,058	8,741,581
Other Assets	368,759	381,186

TOTAL ASSETS	$8,189,817	$9,122,767

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$459,997	$142,986
Redeemable Preferred Stock	4,035,536	4,035,536
Stockholders' Equity:
Common Stock	9,864	9,798
Additional Paid-in Capital	29,190,775	29,037,558
Deficit Accumulated During the Development Stage	(25,400,865)	(24,040,331)
Unearned Stock Compensation	(105,490)	(62,780)

Total Stockholders' Equity	3,694,284	4,944,245

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,189,817	$9,122,767

ENTROPIN, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2002	2001
OPERATING COSTS AND EXPENSES
Research and Development	$840,448	$309,025
General and Administrative	581,392	390,854

Operating Loss	(1,421,840)	(699,879)
Other Income	61,306	180,067

NET LOSS	(1,360,534)	(519,812)
Dividends Applicable to Series B Preferred Stockholders	(21,063)	(23,188)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,381,597)	$(543,000)

Basic and Diluted Net Loss Per Common Share	$(0.14)	$(0.06)

Weighted Average Common Shares Outstanding	9,807,000	9,711,000

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ENTROPIN REPORTS CLINICAL PROGRESS UPDATE AND FIRST QUARTER 2002 FINANCIAL RESULTS
ENTROPIN, INC. (A Development Stage Company) CONDENSED BALANCE SHEETS
ENTROPIN, INC. (A Development Stage Company) CONDENSED STATEMENTS OF OPERATIONS